Exhibit 4.4

FORM OF AMENDMENT NO. 1

TO

STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made and entered into as of March 14, 2018, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto.

W I T N E S S E T H:

WHEREAS, the Corporation and the Stockholders entered into that certain Stockholders’ Agreement, dated as of June 19, 2017 (the “Stockholders’ Agreement”);

WHEREAS, on or about the date hereof, (i) William P. Sanders is entering into that certain Confidential Resignation, Severance and Mutual Release Agreement with the Corporation, and (ii) William D. Sanders is entering into that certain Confidential Resignation and Mutual Release Agreement with the Corporation (collectively, the “Resignation Agreements”), pursuant to which, among other things, William P. Sanders and William D. Sanders have agreed to renounce and waive all nomination rights with respect to the Board;

WHEREAS, the Corporation and the Stockholders signatory hereto, which constitute Stockholders holding at least two-thirds (2/3) of the shares of the outstanding Common Stock and include, with respect to the amendments to Section 2.02 and Section 2.08 of the Stockholders’ Agreement, each affected Stockholder, now desire to amend the Stockholders’ Agreement to effect the modifications thereto contemplated by the Resignation Agreements; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders’ is hereby amended as follows:

1.                  Amendment to Section 1.01. Section 1.01 of the Stockholders’ Agreement is hereby amended by deleting the definition of “Sanders Designees” in its entirety.

2.                  Amendment to Section 1.01. Section 1.01 of the Stockholders’ Agreement is further amended by deleting the definition of “Specified Stockholder Affiliate Board Member” in its entirety and replacing it with the following:

“Specified Stockholder Affiliate Board Member” means (a) the Aquiline Designee, (b) the Lightyear Designee, (c) the SWBP Designee, (d) the Mollie H. Carter Trust Designee (so long as he or she is not a Chairman or co-Chairman of the Board or an executive officer of the Corporation), and (e) each of the Remaining Hale Trust Stockholder Group Designees (so long as such Remaining Hale Trust Stockholder Group Designee is not a Chairman or co-Chairman of the Board or an executive officer or director of the Corporation).

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3.                  Amendment to Sections 2.02(a) and (b). Sections 2.02(a) and (b) of the Stockholders’ Agreement are hereby amended by deleting such sections in their entirety and replacing them with the following:

Section 2.02. Board of Directors of the Corporation.

(a)           Subject to Section 2.08, the Board shall consist of eight (8) directors (each, a “Director” and, collectively, the “Directors”). The following Stockholders or groups of Stockholders (each, a “Designating Person”) shall be entitled to designate nominees for election as Directors as follows:

(i)                 one (1) nominee shall be designated by SWBP, who shall be a nominee for Class III Director (the “SWBP Designee”);

(ii)               one (1) nominee shall be designated by Lightyear III, who shall be a nominee for Class III Director (the “Lightyear Designee”);

(iii)             one (1) nominee shall be designated by Aquiline, who shall be a nominee for Class III Director (the “Aquiline Designee”);

(iv)             one (1) nominee shall be designated by the Mollie Hale Carter Trust Stockholder Group, who shall be a nominee for Class I Director (the “Mollie H. Carter Trust Designee”);

(v)               one (1) nominee shall be designated by the Dana Hale Nelson Trust Stockholder Group, who shall be a nominee for Class I Director;

(vi)             one (1) nominee shall be designated by the Karen Hale Young Trust Stockholder Group, who shall be a nominee for Class I Director;

(vii)           one (1) nominee shall be designated by the Max Alan Hale Trust Stockholder Group, who shall be a nominee for Class II Director; and

(viii)         one (1) nominee shall be designated by the Lisa K. Hale Trust Stockholder Group, who shall be a nominee for Class II Director (together with the nominees designated pursuant to the foregoing clauses (v)-(vii), the “Remaining Hale Trust Stockholder Group Designees”).

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At the end of the Term (not including, for the avoidance of doubt, the end of a Director’s service pursuant to Section 2.02(c)) of any Director designated by a Designating Person, such Designating Person shall be entitled to designate for nomination either the same or a different individual for the following Term.

(b)           The Mollie H. Carter Trust Designee (as selected by the Mollie Hale Carter Trust Stockholder Group) shall serve as Chairman of the Board.

4.                  Amendment to Section 2.07. Section 2.07 of the Stockholders’ Agreement is hereby amended by deleting the second, fifth and sixth sentences of such section in their entirety.

5.                  Amendment to Section 2.08. Section 2.08 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.08. Regulatory Compliance Upon Listing Event. Notwithstanding anything in this Agreement to the contrary, in conjunction with any Listing Event and effective immediately prior to the consummation thereof, the Board and the Designating Persons shall cause the Board to be comprised of Directors meeting any independence or other qualification requirements or standards imposed by the SEC or any applicable self-regulatory organization, stock exchange, or other governmental entity. To the extent necessary to comply with any such independence or other requirements or standards, the Board shall increase the number of Directors (subject to a maximum of ten (10) Directors) and appoint (by majority vote of the Directors then serving on the Board, in accordance with the Bylaws) additional Directors meeting such independence or other requirements or standards, as applicable, to fill the vacancies created by reason of such increase in the number of Directors. The provisions of this Section 2.08 shall also apply to any reconstitution of committees of the Board in conjunction with a Listing Event, mutatis mutandis. Following any reconstitution of the Board required by this Section 2.08 and effective immediately after the consummation of the initial Public Offering, the rights of all Designating Persons under Section 2.02 (and its related provisions, including Section 2.03), other than the rights of Lightyear III and Aquiline, shall forthwith terminate.

6.                  Amendment to Section 6.09. Section 6.09 of the Stockholders’ Agreement is hereby amended by deleting the Corporation’s notice address set forth therein in its entirety and replacing it with the following:

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FirstSun Capital Bancorp

1400 16th Street

Denver, Colorado 80202

Attention: Mollie H. Carter

Tel: (785) 826-2243

e-mail: mollie.carter@sunflowerbank.com

7.                  Amendment to Exhibit A. Exhibit A to the Stockholders’ Agreement is hereby amended by deleting the following names from such exhibit in their entirety: “Russell Anderson”, “Paul Ferguson” and “BlackRock Global Opportunities V.I. Fund of BlackRock Variable Series Funds Inc.”

8.                  Amendments to Exhibit D and Exhibit E. Exhibit D and Exhibit E to the Stockholders’ Agreement are hereby deleted in their entirety. The parties acknowledge that (a) such exhibits reflected the composition of the Board (and committees thereof) and the Bank Board (and committees thereof) as of the original date of execution of the Stockholders’ Agreement, and (b) the Corporation shall have no further duty to update such exhibits.

9.                  Amendment to Exhibit F. Exhibit F to the Stockholders’ Agreement is hereby amended by deleting the reference to “BlackRock Global Opportunities V.I. Fund of BlackRock Variable Series Funds Inc.” in its entirety.

10.               No Other Amendments. Except as expressly modified or amended hereby, the Stockholders’ Agreement is and shall remain in full force and effect.

11.               Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

12.               Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTUN CAPITAL BANCORP
By:
Name:
Title:

Signature Page to Amendment No. 1 to Stockholders’ Agreement